UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2011

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 7, 2011, Best Buy Co., Inc. (the “registrant”) entered into a $1.0 billion 364-day senior unsecured revolving credit facility agreement (the “364-Day Facility Agreement”) and a $1.5 billion five-year senior unsecured revolving credit facility agreement (the “Five-Year Facility Agreement”) (collectively the “Agreements”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and a syndicate of banks (collectively, the “Lenders”). The Agreements will replace the $2.3 billion senior unsecured revolving credit facility, as amended (the “Credit Facility”), with a syndicate of banks, including JPMorgan acting as administrative agent. The Credit Facility was originally scheduled to expire in September 2012.

Some of the Lenders and/or their affiliates have other business relationships with the registrant involving the provision of financial and banking-related services, including cash management, loans, foreign exchange contracts, letters of credit and bank guarantee facilities, investment banking and trust services. The Agreements permit borrowings up to $2.5 billion (which may be increased to up to $3.0 billion at the registrant's option under certain circumstances) and a $300 million letter of credit sublimit. The 364-Day Facility Agreement and Five-Year Facility Agreement terminate in October 2012 (subject to a one-year term-out option) and October 2016, respectively.

Interest rates under the Agreements are variable and are determined at the registrant's option as: (i) the sum of (a) the greatest of JPMorgan's prime rate, the federal funds rate plus 0.5%, or the one-month London Interbank Offered Rate (“LIBOR”) plus 1% and (b) a margin (the “ABR Margin”) or (ii) the LIBOR plus a margin (the “LIBOR Margin”). In addition, a facility fee is assessed on the commitment amount. The ABR Margin, LIBOR Margin and the facility fee are based upon the registrant's current senior unsecured debt rating. Under the 364-Day Facility Agreement, the ABR Margin ranges from 0.0% to 0.525%, the LIBOR Margin ranges from 0.925% to 1.525%, and the facility fee ranges from 0.075% to 0.225%. Under the Five-Year Facility Agreement, the ABR Margin ranges from 0.0% to 0.475%, the LIBOR Margin ranges from 0.875% to 1.475%, and the facility fee ranges from 0.125% to 0.275%.

The Agreements are guaranteed by specified subsidiaries of the registrant and contain customary affirmative and negative covenants. Among other things, these covenants restrict the registrant's or its subsidiaries' ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in corporate structure or the nature of its business, dispose of material assets, engage in a change in control transaction, make certain foreign investments, enter into certain restrictive agreements, or engage in certain transactions with affiliates. The Agreements also contain covenants that require the registrant to maintain a maximum quarterly cash flow leverage ratio and a minimum quarterly interest coverage ratio. The Agreements contain customary default provisions including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants.

The foregoing description of the Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreements which are attached hereto as Exhibit 4.1 and Exhibit 4.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit
4.1	364-Day Credit Agreement dated as of October 7, 2011, among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent

4.2	Five-Year Credit Agreement dated as of October 7, 2011, among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: October 12, 2011	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Senior Vice President, Controller and Chief Accounting Officer

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